EXHIBIT 99

                                                                 NEWS RELEASE

UNITED INDUSTRIAL CORPORATION
570 LEXINGTON AVENUE, NEW YORK, NY  10022

CONTACT: SUSAN FEIN ZAWEL
         VICE PRESIDENT CORPORATE COMMUNICATIONS
         (212) 752-8787

FOR IMMEDIATE RELEASE

            UNITED INDUSTRIAL TO SELL TRANSPORTATION SYSTEMS BUSINESS COMPANY CONTINUES TO FOCUS ON CORE COMPETENCIES IN DEFENSE, AEROSPACE
      ---------------------------------------------------------------------

New York, NY, September 6, 2000 - United Industrial Corporation (NYSE: UIC) today announced that it has signed a definitive agreement to sell its Transportation Systems business to RailWorks Corporation (NASDAQ: RWKS).

The divestiture of the Company's transportation operations is an important step in its continuing strategy to drive long-term growth by focusing on its core competencies in the defense and related industries. The sale will enable United Industrial to allocate greater attention and resources to its defense businesses, while enhancing liquidity. Last month, the Company announced an agreement to sell its Symtron Systems subsidiary, which specializes in firefighter training systems.

The sale includes both United Industrial's equity interest in Electric Transit, Inc. (ETI), a joint venture between its AAI subsidiary and the Czech firm Skoda, as well as contracts with the San Francisco Municipal Railway, New Jersey Transit Authority, Maryland's Mass Transportation Authority and the Washington Metropolitan Area Transit Authority. The primary consideration to be received for the transaction is the assumption by RailWorks of certain liabilities of the transportation business including performance bonds. United Industrial will also retain certain assets including real estate and a note receivable from ETI. United Industrial expects to record a one-time after tax charge of approximately $10 million, or $.80 per diluted share. This transaction is expected to close within the next 60 days and will be accounted for as a discontinued operation in the third quarter.

"This transaction marks an important step forward as we continue to build United Industrial as a leading defense contractor in niche markets," said Richard Erkeneff, President and Chief Executive Officer. "With the sale of

Transportation Systems, we will be better able to focus both our efforts and financial resources on building our core businesses. The divestiture will free up working capital that would have been utilized to complete the transportation contracts, and will facilitate the refinancing of our bank agreements to provide greater financial flexibility.

"We recognize that United Industrial's greatest competitive strengths lie in the defense area. Our defense-related businesses - from Unmanned Aerial Vehicles to Simulation and Test Systems to Engineering and Maintenance Services -- are performing well, and they enjoy many exciting opportunities. We will continue to invest in these businesses and consider targeted acquisitions to reinforce or expand our capabilities in our core markets, in order to maximize value for United Industrial shareholders over the long term. In addition, we are pleased that RailWorks will be the new owners because of their dedication to the transportation industry and desire to grow the business."

The transaction is subject to customary closing conditions, including obtaining certain third party consents and governmental approvals.

RailWorks Corporation, based in Baltimore, Maryland, is an integrated network of companies consisting of construction, maintenance and materials suppliers, and offers a full range of products and services for the rail industry throughout North America.

United Industrial Corporation is a company focused on the design and production of defense, training, and energy systems. Its products include unmanned aerial vehicles, training and simulation systems, automated aircraft test and maintenance equipment, and ordnance systems. The Company also offers logistical/engineering services for government-owned equipment and manufactures combustion equipment for biomass and refuse fuels.

Except for the historical information contained herein, information set forth in this news release may contain forward looking statements subject to risks and uncertainties which could cause the Company's actual results or performance to differ materially from those expressed or implied in such statements. For additional information about the Company and its various risk factors, reference is made to the Company's most recent Annual Report on Form 10-K as filed with the Securities and Exchange Commission.


       For more information, please visit United Industrial's web site at
                           www.unitedindustrial.com.


     *        *        *        *        *        *         *         *